As filed with the Securities and Exchange Commission on January 9, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Compass, Inc.
(Exact name of registrant as specified in its charter)

Delaware	30-0751604
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
110 Fifth Avenue, 4th Floor
New York, New York 10011
(Address of Principal Executive Offices) (Zip Code)
Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan
Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan
Non-Plan Inducement Stock Options Award
Compass, Inc. 2021 Equity Incentive Plan
(Full title of the plans)
Ethan Glass
Chief Legal Officer and Corporate Secretary
Compass, Inc.
110 Fifth Avenue, 4th Floor
New York, New York 10011
(Name and address of agent for service)
(646) 982-0353
(Telephone number, including area code, of agent for service)
Copies to:

Joshua Kogan, P.C. Ross Leff, P.C. Rachael Coffey, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting Registrant, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE
On January 9, 2026, Compass, Inc. (the “Registrant”) completed its previously announced acquisition of Anywhere Real Estate Inc. (“Anywhere”) pursuant to the Agreement and Plan of Merger, dated as of September 22, 2025 (the “Merger Agreement”), by and among the Registrant, Anywhere and Velocity Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Anywhere, with Anywhere surviving the Merger as a wholly-owned subsidiary of the Registrant (the “Merger”).
In connection with the Merger, the Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan (the “Former Anywhere Plan”), the Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan (the “Anywhere Plan”) and the Realogy Holdings Corp. Non-Plan Inducement Stock Option Agreement (the “Inducement Stock Option Agreement”), as well as certain equity awards that were granted and outstanding under the Former Anywhere Plan, the Anywhere Plan and Inducement Stock Option Agreement were assumed by the Registrant (such awards, the “Assumed Awards”) and converted into equity awards in respect of shares of the Registrant’s Class A common stock, par value $0.00001 per share (“Common Stock”). In addition, shares remaining available for future issuance under the Anywhere Plan were assumed by the Registrant and added to the number of shares of Common Stock available for issuance under the Compass, Inc. 2021 Equity Incentive Plan, which was amended on January 9, 2026 (as amended, the “Registrant Stock Plan,” and such shares, the “Added Shares”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant to register the offer and sale of (i) up to 14,231,069 shares of Common Stock issuable pursuant to Assumed Awards outstanding under the Former Anywhere Plan, Anywhere Plan or Inducement Stock Option Agreement and (ii) up to 10,768,931 Added Shares reserved for future issuance under the Registrant Stock Plan.
Pursuant to an exemption provided by Rule 303A.08 of the New York Stock Exchange Listed Company Manual and interpretative guidance thereunder, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, without further shareholder approval by shareholders of the listed acquiring company, provided that (i) the number of shares available for grants after such transaction is appropriately adjusted to reflect the transaction, (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (iii) such awards are not granted to individuals who were employed by the granting company or its subsidiaries immediately prior to the time that the merger or acquisition was consummated.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 25, 2025;

(b)the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the Commission on May 9, 2025, August 4, 2025, and November 5, 2025, respectively;

(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2025, March 28, 2025, May 29, 2025, July 30, 2025 (SEC Accession No. 0001563190-25-000154), September 9, 2025, September 22, 2025 (other than Item 7.01), November 17, 2025, December 29, 2025, January 7, 2026 (other than Item 2.02) (SEC Accession No. 0001563190-26-000005), January 7, 2026 (other than Item 7.01) (SEC Accession No. 0001563190-26-000007), January 8, 2026, and January 9, 2026 (other than Item 7.01);

(d)the audited consolidated financial statements of At World Properties Holdings, LLC as of and for the year ended December 31, 2024, filed as Exhibit 99.1 to our registration statement on Form S-4 (Registration No. 333-291556), filed with the SEC on November 14, 2025;

(e)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40291) filed with the Commission on March 24, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the DGCL, the Registrant’s restated bylaws, provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•the rights conferred in the restated bylaws are not exclusive.
The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant currently carries liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
See Exhibit Index.

Item 9.	Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Compass, Inc. (filed with the Commission on May 13, 2021 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q and incorporated herein by reference)

4.2	Restated Bylaws of Compass, Inc. (filed with the Commission on May 13, 2021 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q and incorporated herein by reference)

5.1*	Opinion of Kirkland & Ellis LLP

10.1	2021 Equity Incentive Plan of Compass, Inc. and forms of award agreements thereunder (filed with the Commission on April 1, 2021 on Form S-8 and incorporated herein by reference)

10.2*	Amendment to 2021 Equity Incentive Plan of Compass, Inc.

10.3	Third Amended and Restated 2018 Long-Term Incentive Plan of Anywhere Real Estate, Inc. (filed with the Commission on May 7, 2025 on Form S-8 (File No. 333-287038) and incorporated herein by reference)

10.4	Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan (filed with the Commission on October 12, 2012 on Form S-8 (File No. 333-184383) and incorporated herein by reference)

10.5
Non-Plan Inducement Stock Option Agreement dated October 23, 2017 between Realogy Holdings Corp. and Ryan M. Schneider (filed with the Commission on October 23, 2017 on Form 8-K (File No. 333-148153) and incorporated herein by reference)

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Compass, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent auditors for At World Properties Holdings, LLC

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of this Registration Statement)

99.1
Consolidated Financial Statements of At World Properties Holdings, LLC for the year ended December 31, 2024 (filed with the Commission on November 14, 2025 as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-4 and incorporated herein by reference)

99.2
Consolidated Financial Statements of At World Properties Holdings, LLC for the year ended December 31, 2023 (filed with the Commission on March 28, 2025 as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 9, 2026.

COMPASS, INC.

By:	/s/ Scott Wahlers
Name:	Scott Wahlers
Title:	Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Scott Wahlers, Ethan Glass and Irina Spaho and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 9, 2026 in the capacities indicated.

Signature	Title	Date
/s/ Robert Reffkin	Chief Executive Officer	January 9, 2026
Robert Reffkin	(Principal Executive Officer)

/s/ Scott Wahlers	Chief Financial Officer	January 9, 2026
Scott Wahlers	(Principal Financial Officer and Principal Accounting Officer)

/s/ Allan Leinwand	Director	January 9, 2026
Allan Leinwand

/s/ Frank Martell	Director	January 9, 2026
Frank Martell

/s/ Josh McCarter	Director	January 9, 2026
Josh McCarter

/s/ Charles Phillips	Director	January 9, 2026
Charles Phillips

/s/ Steven Sordello	Director	January 9, 2026
Steven Sordello

/s/ Pamela Thomas-Graham	Director	January 9, 2026
Pamela Thomas-Graham

/s/ Dawanna Williams	Director	January 9, 2026
Dawanna Williams